PRICING SUPPLEMENT dated September 26, 2025 (To Product Supplement No. WF1 dated March 25, 2025, Prospectus Supplement dated March 25, 2025 and Prospectus dated March 25, 2025)	Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-285508

Bank of Montreal Senior Medium-Term Notes, Series K Equity Linked Securities
Market Linked Securities—Auto-Callable with Contingent Coupon and Contingent Downside Principal at Risk Securities Linked to the Class A Common Stock of Atlassian Corporation due April 1, 2027

■	Linked to the Class A common stock of Atlassian Corporation (the “Underlier”)
■	Unlike ordinary debt securities, the securities do not provide for fixed payments of interest, do not repay a fixed amount of principal at stated maturity and are subject to potential automatic call prior to stated maturity upon the terms described below. Whether the securities pay a contingent coupon, whether the securities are automatically called prior to stated maturity and, if they are not automatically called, whether you receive the face amount of your securities at stated maturity, will depend, in each case, on the closing value of the Underlier on the relevant calculation day
■	Contingent Coupon. The securities will pay a contingent coupon on a monthly basis until the earlier of stated maturity or automatic call if, and only if, the closing value of the Underlier on the calculation day for that month is greater than or equal to the coupon threshold value. However, if the closing value of the Underlier on a calculation day is less than the coupon threshold value, you will not receive any contingent coupon for the relevant month. If the closing value of the Underlier is less than the coupon threshold value on every calculation day, you will not receive any contingent coupons throughout the entire term of the securities. The coupon threshold value is equal to 60% of the starting value. The contingent coupon rate is 16.80% per annum
■	Automatic Call. If the closing value of the Underlier on any of the monthly calculation days scheduled to occur from March 2026 to February 2027, inclusive, is greater than or equal to the starting value, the securities will be automatically called for the face amount plus a final contingent coupon payment
■	Potential Loss of Principal. If the securities are not automatically called prior to stated maturity, you will receive the face amount at stated maturity if, and only if, the closing value of the Underlier on the final calculation day is greater than or equal to the downside threshold value. If the closing value of the Underlier on the final calculation day is less than the downside threshold value, you will lose more than 40%, and possibly all, of the face amount of your securities. The downside threshold value is equal to 60% of the starting value
■	If the securities are not automatically called prior to stated maturity, you will have full downside exposure to the Underlier from the starting value if the closing value on the final calculation day is less than the downside threshold value, but you will not participate in any appreciation of the Underlier and will not receive any dividends on the Underlier
■	All payments on the securities are subject to our credit risk, and you will have no ability to pursue the Underlier for payment; if Bank of Montreal defaults on its obligations, you could lose some or all of your investment
■	No exchange listing; designed to be held to maturity or automatic call

On the date of this pricing supplement, the estimated initial value of the securities is $956.40 per security. As discussed in more detail in this pricing supplement, the actual value of the securities at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Value of the Securities” in this pricing supplement.

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” beginning on page PRS-10 herein and “Risk Factors” beginning on page PS-5 of the accompanying product supplement, page S-2 of the prospectus supplement and page 9 of the prospectus.

The securities are the unsecured obligations of Bank of Montreal, and, accordingly, all payments on the securities are subject to the credit risk of Bank of Montreal. If Bank of Montreal defaults on its obligations, you could lose some or all of your investment. The securities are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund, the Canada Deposit Insurance Corporation or any other governmental agency.

The securities are not bail-inable notes and are not subject to conversion into our common shares or the common shares of any of our affiliates under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act.

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this pricing supplement or the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Original Offering Price	Agent Discount(1)(2)	Proceeds to Bank of Montreal
Per Security	$1,000.00	$20.75	$979.25
Total	$1,240,000.00	$25,730.00	$1,214,270.00
(1)	Wells Fargo Securities, LLC is the agent for the distribution of the securities and is acting as principal. See “Terms of the Securities—Agent” and “Estimated Value of the Securities” in this pricing supplement for further information.
(2)	In respect of certain securities sold in this offering, our affiliate, BMO Capital Markets Corp., may pay a fee of up to $2.00 per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

Wells Fargo Securities

Market Linked Securities—Auto-Callable with Contingent Coupon and Contingent Downside Principal at Risk Securities Linked to the Class A Common Stock of Atlassian Corporation due April 1, 2027

Terms of the Securities

Issuer:	Bank of Montreal.
Market Measure:	The Class A common stock of Atlassian Corporation (the “Underlier”) (Bloomberg ticker symbol: TEAM).
Pricing Date:	September 26, 2025.
Issue Date:	October 1, 2025.
Original Offering Price:	$1,000 per security.
Face Amount:	$1,000 per security. References in this pricing supplement to a “security” are to a security with a face amount of $1,000.
Contingent Coupon Payments:

On each contingent coupon payment date, unless the securities have been automatically called, you will receive a contingent coupon payment at a per annum rate equal to the contingent coupon rate if, and only if, the closing value of the Underlier on the related calculation day is greater than or equal to the coupon threshold value.

Each “contingent coupon payment,” if any, will be calculated per security as follows: ($1,000 × contingent coupon rate)/12. Any contingent coupon payment will be rounded to the nearest cent, with one-half cent rounded upward.

If the closing value of the Underlier on any calculation day is less than the coupon threshold value, you will not receive any contingent coupon payment on the related contingent coupon payment date. If the closing value of the Underlier is less than the coupon threshold value on all calculation days, you will not receive any contingent coupon payments over the term of the securities.

Contingent Coupon Payment Dates:	Monthly, on the third business day following each calculation day (as each such calculation day may be postponed pursuant to “—Market Disruption Events and Postponement Provisions” below, if applicable); provided that the contingent coupon payment date with respect to the final calculation day will be the stated maturity date.
Contingent Coupon Rate:	The “contingent coupon rate” is 16.80% per annum.
Calculation Days:	Monthly, on the 26th day of each month, commencing October 2025 and ending February 2027, and the final calculation day, each subject to postponement as described below under “— Market Disruption Events and Postponement Provisions.” We refer to March 29, 2027 as the “final calculation day.”
Automatic Call:

If the closing value of the Underlier on any of the calculation days scheduled to occur from March 2026 to February 2027, inclusive, is greater than or equal to the starting value, the securities will be automatically called, and on the related call settlement date, you will be entitled to receive a cash payment per security in U.S. dollars equal to the face amount plus a final contingent coupon payment.

If the securities are automatically called, they will cease to be outstanding on the related call settlement date and you will have no further rights under the securities after such call settlement date. You will not receive any notice from us if the securities are automatically called.

Call Settlement Date:	Three business days after the applicable calculation day (as each such calculation day may be postponed pursuant to “—Market Disruption Events and Postponement Provisions” below, if applicable).
Stated Maturity Date:	April 1, 2027, subject to postponement. The securities are not subject to repayment at the option of any holder of the securities prior to the stated maturity date.

PRS-2

Market Linked Securities—Auto-Callable with Contingent Coupon and Contingent Downside Principal at Risk Securities Linked to the Class A Common Stock of Atlassian Corporation due April 1, 2027

Maturity Payment Amount:

If the securities are not automatically called prior to the stated maturity date, you will be entitled to receive on the stated maturity date a cash payment per security in U.S. dollars equal to the maturity payment amount (in addition to a final contingent coupon payment, if otherwise payable). The “maturity payment amount” per security will equal:

•    if the ending value is greater than or equal to the downside threshold value: $1,000; or

•    if the ending value is less than the downside threshold value:

$1,000 × performance factor

If the securities are not automatically called prior to stated maturity and the ending value is less than the downside threshold value, you will lose more than 40%, and possibly all, of the face amount of your securities at stated maturity.

Any return on the securities will be limited to the sum of your contingent coupon payments, if any. You will not participate in any appreciation of the Underlier, but you will have full downside exposure to the Underlier if the ending value is less than the downside threshold value.

Performance Factor:	The ending value divided by the starting value (expressed as a percentage).
Starting Value:	$166.65, the closing value of the Underlier on the pricing date.
Closing Value:	Closing value has the meaning assigned to “stock closing price” set forth under “General Terms of the Securities—Certain Terms for Securities Linked to an Underlying Stock—Certain Definitions” in the accompanying product supplement. The closing value of the Underlier is subject to adjustment through the adjustment factor as described in the accompanying product supplement.
Ending Value:	The “ending value” will be the closing value of the Underlier on the final calculation day.
Coupon Threshold Value:	$99.99, which is equal to 60% of the starting value.
Downside Threshold Value:	$99.99, which is equal to 60% of the starting value.
Market Disruption Events and Postponement Provisions:

Each calculation day is subject to postponement due to non-trading days and the occurrence of a market disruption event. In addition, the stated maturity date will be postponed if the final calculation day is postponed and will be adjusted for non-business days.

For more information regarding adjustments to the calculation days, the contingent coupon payment dates, the call settlement dates and the stated maturity date, see “General Terms of the Securities—Consequences of a Market Disruption Event; Postponement of a Calculation Day—Securities Linked to a Single Market Measure” and “—Payment Dates” in the accompanying product supplement. For purposes of the accompanying product supplement, each contingent coupon payment date, each call settlement date and the stated maturity date is a “payment date.” In addition, for information regarding the circumstances that may result in a market disruption event, see “General Terms of the Securities—Certain Terms for Securities Linked to an Underlying Stock —Market Disruption Events” in the accompanying product supplement.

Calculation Agent:	BMO Capital Markets Corp. (“BMOCM”)
Material Tax Consequences:	For a discussion of material U.S. federal income tax consequences and Canadian federal income tax consequences of the ownership and disposition of the securities, see “United States Federal Income Tax Considerations” below and the sections of the product supplement entitled “United States Federal Income Tax Considerations” and “Canadian Federal Income Tax Consequences.”

PRS-3

Market Linked Securities—Auto-Callable with Contingent Coupon and Contingent Downside Principal at Risk Securities Linked to the Class A Common Stock of Atlassian Corporation due April 1, 2027

Agent:

Wells Fargo Securities, LLC (“WFS”) is the agent for the distribution of the securities. The agent will receive an agent discount of up to $20.75 per security. The agent may resell the securities to other securities dealers at the original offering price of the securities less a concession not in excess of $15.00 per security. Such securities dealers may include Wells Fargo Advisors (“WFA”) (the trade name of the retail brokerage business of WFS’s affiliates, Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC). In addition to the concession allowed to WFA, WFS may pay $0.75 per security of the agent discount that it receives to WFA as a distribution expense fee for each security sold by WFA.

In addition, in respect of certain securities sold in this offering, BMOCM may pay a fee of up to $2.00 per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

WFS, BMOCM and/or one or more of their respective affiliates expects to realize hedging profits projected by their proprietary pricing models to the extent they assume the risks inherent in hedging our obligations under the securities. If WFS or any other dealer participating in the distribution of the securities or any of their affiliates conduct hedging activities for us in connection with the securities, that dealer or its affiliates will expect to realize a profit projected by its proprietary pricing models from those hedging activities. Any such projected profit will be in addition to any discount, concession or fee received in connection with the sale of the securities to you.

Denominations:	$1,000 and any integral multiple of $1,000.
CUSIP:	06376FH44

PRS-4

Market Linked Securities—Auto-Callable with Contingent Coupon and Contingent Downside Principal at Risk Securities Linked to the Class A Common Stock of Atlassian Corporation due April 1, 2027

Additional Information About the Issuer and the Securities

You should read this pricing supplement together with product supplement no. WF1 dated March 25, 2025, the prospectus supplement dated March 25, 2025 and the prospectus dated March 25, 2025 for additional information about the securities. To the extent that disclosure in this pricing supplement is inconsistent with the disclosure in the product supplement, prospectus supplement or prospectus, the disclosure in this pricing supplement will control. Certain defined terms used but not defined herein have the meanings set forth in the product supplement, prospectus supplement or prospectus.

Our Central Index Key, or CIK, on the SEC website is 927971. When we refer to “we,” “us” or “our” in this pricing supplement, we refer only to Bank of Montreal.

You may access the product supplement, prospectus supplement and prospectus on the SEC website www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product Supplement No. WF1 dated March 25, 2025:

https://www.sec.gov/Archives/edgar/data/927971/000121465925004724/b321251424b2.htm

•	Prospectus Supplement and Prospectus dated March 25, 2025:

https://www.sec.gov/Archives/edgar/data/927971/000119312525062081/d840917d424b5.htm

PRS-5

Market Linked Securities—Auto-Callable with Contingent Coupon and Contingent Downside Principal at Risk Securities Linked to the Class A Common Stock of Atlassian Corporation due April 1, 2027

Estimated Value of the Securities

Our estimated initial value of the securities equals the sum of the values of the following hypothetical components:

•	a fixed-income debt component with the same tenor as the securities, valued using our internal funding rate for structured notes; and

•	one or more derivative transactions relating to the economic terms of the securities.

The internal funding rate used in the determination of the initial estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The value of these derivative transactions is derived from our internal pricing models. These models are based on factors such as the traded market prices of comparable derivative instruments and on other inputs, which include volatility, dividend rates, interest rates and other factors. As a result, the estimated initial value of the securities is based on market conditions at the time it is calculated.

For more information about the estimated initial value of the securities, see “Selected Risk Considerations” below.

PRS-6

Market Linked Securities—Auto-Callable with Contingent Coupon and Contingent Downside Principal at Risk Securities Linked to the Class A Common Stock of Atlassian Corporation due April 1, 2027

Investor Considerations

The securities are not appropriate for all investors. The securities may be an appropriate investment for investors who:

▪	seek an investment with contingent coupon payments at a rate equal to the contingent coupon rate until the earlier of stated maturity or automatic call, if, and only if, the closing value of the Underlier on the applicable calculation day is greater than or equal to the coupon threshold value;

▪	understand that if the securities are not automatically called prior to the stated maturity date and the ending value is less than the downside threshold value, they will be fully exposed to the decline in the Underlier from the starting value and will lose a significant portion, and possibly all, of the face amount of the securities at stated maturity;

▪	are willing to accept the risk that they may receive few or no contingent coupon payments over the term of the securities;

▪	understand that the securities may be automatically called prior to stated maturity and that the term of the securities may be reduced;

▪	understand and are willing to accept the full downside risks of the Underlier;

▪	are willing to forgo participation in any appreciation of the Underlier and dividends on the Underlier; and

▪	are willing to hold the securities until maturity or automatic call.

The securities may not be an appropriate investment for investors who:

▪	seek a liquid investment or are unable or unwilling to hold the securities to maturity or automatic call;

▪	require full payment of the face amount of the securities at stated maturity;

▪	seek a security with a fixed term;

▪	are unwilling to purchase securities with an estimated value as of the pricing date that is lower than the original offering price, as set forth on the cover page;

▪	are unwilling to accept the risk that the ending value may be less than the downside threshold value;

▪	seek the certainty of current income over the term of the securities;

▪	seek exposure to the upside performance of the Underlier;

▪	are unwilling to accept the risk of exposure to the Underlier;

▪	are unwilling to accept the credit risk of Bank of Montreal; or

▪	prefer the lower risk of fixed income investments with comparable maturities issued by companies with comparable credit ratings.

The considerations identified above are not exhaustive. Whether or not the securities are an appropriate investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the appropriateness of an investment in the securities in light of your particular circumstances. You should also review carefully the sections titled “Selected Risk Considerations” herein and “Risk Factors” in the accompanying product supplement for risks related to an investment in the securities. For more information about the Underlier, please see the section titled “The Underlier” below.

PRS-7

Market Linked Securities—Auto-Callable with Contingent Coupon and Contingent Downside Principal at Risk Securities Linked to the Class A Common Stock of Atlassian Corporation due April 1, 2027

Determining Payment On A Contingent Coupon Payment Date And At Maturity

If the securities have not been previously automatically called, on each contingent coupon payment date, you will either receive a contingent coupon payment or you will not receive a contingent coupon payment, depending on the closing value of the Underlier on the related calculation day.

If the securities have not been automatically called prior to the stated maturity date, then at maturity you will receive (in addition to a final contingent coupon payment, if otherwise payable) a cash payment per security (the maturity payment amount) calculated as follows:

PRS-8

Market Linked Securities—Auto-Callable with Contingent Coupon and Contingent Downside Principal at Risk Securities Linked to the Class A Common Stock of Atlassian Corporation due April 1, 2027

Hypothetical Payout Profile

The following profile illustrates the potential maturity payment amount on the securities (excluding the final contingent coupon payment, if otherwise payable) for a range of hypothetical performances of the Underlier from the starting value to the ending value, assuming the securities have not been automatically called prior to the stated maturity date. As this profile illustrates, in no event will you have a positive rate of return based solely on the maturity payment amount received at maturity; any positive return will be based solely on the contingent coupon payments, if any, received during the term of the securities. This graph has been prepared for purposes of illustration only. Your actual return will depend on whether the securities are automatically called, the actual ending value and whether you hold your securities to stated maturity.

PRS-9

Market Linked Securities—Auto-Callable with Contingent Coupon and Contingent Downside Principal at Risk Securities Linked to the Class A Common Stock of Atlassian Corporation due April 1, 2027

Selected Risk Considerations

The securities have complex features and investing in the securities will involve risks not associated with an investment in conventional debt securities. Some of the risks that apply to an investment in the securities are summarized below, but we urge you to read the more detailed explanation of the risks relating to the securities generally in the “Risk Factors” section of the accompanying product supplement and prospectus supplement. You should reach an investment decision only after you have carefully considered with your advisors the appropriateness of an investment in the securities in light of your particular circumstances.

Risks Relating To The Securities Generally

If The Securities Are Not Automatically Called Prior To Stated Maturity, You May Lose Some Or All Of The Face Amount Of Your Securities At Stated Maturity.

We will not repay you a fixed amount on the securities at stated maturity. If the securities are not automatically called prior to stated maturity, you will receive a maturity payment amount that will be equal to or less than the face amount, depending on the ending value.

If the ending value is less than the downside threshold value, the maturity payment amount will be reduced by an amount equal to the decline in the value of the Underlier from the starting value (expressed as a percentage of the starting value). The downside threshold value is 60% of the starting value. For example, if the securities are not automatically called and the Underlier has declined by 40.1% from the starting value to the ending value, you will not receive any benefit of the contingent downside protection feature and you will lose 40.1% of the face amount. As a result, you will not receive any protection if the value of the Underlier declines significantly and you may lose some, and possibly all, of the face amount at stated maturity, even if the value of the Underlier is greater than or equal to the starting value or the downside threshold value at certain times during the term of the securities.

Even if the ending value is greater than the downside threshold value, the maturity payment amount will not exceed the face amount, and your yield on the securities, taking into account any contingent coupon payments you may have received during the term of the securities, may be less than the yield you would earn if you bought a traditional interest-bearing debt security of Bank of Montreal or another issuer with a similar credit rating with the same stated maturity date.

The Securities Do Not Provide For Fixed Payments Of Interest And You May Receive No Contingent Coupon Payments On One Or More Contingent Coupon Payment Dates, Or Even Throughout The Entire Term Of The Securities.

On each contingent coupon payment date you will receive a contingent coupon payment if, and only if, the closing value of the Underlier on the related calculation day is greater than or equal to the coupon threshold value. If the closing value of the Underlier on any calculation day is less than the coupon threshold value, you will not receive any contingent coupon payment on the related contingent coupon payment date, and if the closing value of the Underlier is less than the coupon threshold value on each calculation day over the term of the securities, you will not receive any contingent coupon payments over the entire term of the securities.

You May Be Fully Exposed To The Decline In The Underlier From The Starting Value, But Will Not Participate In Any Positive Performance Of The Underlier.

Even though you will be fully exposed to a decline in the value of the Underlier if the ending value is below the downside threshold value, you will not participate in any increase in the value of the Underlier over the term of the securities. Your maximum possible return on the securities will be limited to the sum of the contingent coupon payments you receive, if any. Consequently, your return on the securities may be significantly less than the return you could achieve on an alternative investment that provides for participation in an increase in the value of the Underlier.

Higher Contingent Coupon Rates Are Associated With Greater Risk.

The securities offer contingent coupon payments at a higher rate, if paid, than the fixed rate we would pay on conventional debt securities of the same maturity. These higher potential contingent coupon payments are associated with greater levels of expected risk as of the pricing date as compared to conventional debt securities, including the risk that you may not receive a contingent coupon payment on one or more, or any, contingent coupon payment dates and the risk that you may lose a substantial portion, and possibly all, of the face amount at maturity. The volatility of the Underlier is an important factor affecting this risk. Volatility is a measurement of the size and frequency of daily fluctuations in the value of the Underlier, typically observed over a specified period of time. Volatility can be measured in a variety of ways, including on a historical basis or on an expected basis as implied by option prices in the market. Greater expected volatility of the Underlier as of the pricing date may result in a higher contingent coupon rate, but it also represents a greater expected likelihood as of the pricing date that the closing value of the Underlier will be less than the coupon threshold value on one or more calculation days, such that you will not receive one or more, or any, contingent coupon payments during the term of the securities, and that the closing value of the Underlier will be less than the downside threshold value on the final calculation day such that you will lose a substantial portion, and possibly all, of the face amount at maturity. In general, the higher the contingent coupon rate is relative to the fixed rate we would pay on conventional debt securities, the greater the expected risk that you will not receive one or more, or any, contingent coupon payments during the term of the securities and that you will lose a substantial portion, and possibly all, of the face amount at maturity.

PRS-10

Market Linked Securities—Auto-Callable with Contingent Coupon and Contingent Downside Principal at Risk Securities Linked to the Class A Common Stock of Atlassian Corporation due April 1, 2027

You Will Be Subject To Reinvestment Risk.

If your securities are automatically called, the term of the securities may be reduced. There is no guarantee that you would be able to reinvest the proceeds from an investment in the securities at a comparable return for a similar level of risk in the event the securities are automatically called prior to maturity.

The Securities Are Subject To Credit Risk.

The securities are our obligations and are not, either directly or indirectly, an obligation of any third party. Any amounts payable under the securities are subject to our creditworthiness and you will have no ability to pursue the Underlier for payment. As a result, our actual and perceived creditworthiness may affect the value of the securities and, in the event we were to default on our obligations under the securities, you may not receive any amounts owed to you under the terms of the securities.

The U.S. Federal Income Tax Consequences Of An Investment In The Securities Are Unclear.

There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and significant aspects of the tax treatment of the securities are uncertain. Moreover, non-U.S. investors should note that we intend to withhold on any coupon paid to a non-U.S. investor, generally at a rate of 30%. We will not pay any additional amounts in respect of such withholding. You should review carefully the section entitled “United States Federal Income Tax Considerations” herein, in combination with the section entitled “United States Federal Income Tax Considerations” in the accompanying product supplement, and consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the securities.

The Stated Maturity Date May Be Postponed If The Final Calculation Day Is Postponed.

The final calculation day will be postponed if the originally scheduled final calculation day is not a trading day or if the calculation agent determines that a market disruption event has occurred or is continuing on the final calculation day. If such a postponement occurs, the stated maturity date may be postponed. For additional information, see “General Terms of the Securities—Consequences of a Market Disruption Event; Postponement of a Calculation Day—Securities Linked to a Single Market Measure” and “—Payment Dates” in the accompanying product supplement.

Risks Relating To The Estimated Value Of The Securities And Any Secondary Market

The Estimated Value Of The Securities On The Pricing Date, Based On Our Proprietary Pricing Models, Will Be Less Than The Original Offering Price.

Our initial estimated value of the securities is only an estimate, and is based on a number of factors. The original offering price of the securities may exceed our initial estimated value, because costs associated with offering, structuring and hedging the securities are included in the original offering price, but are not included in the estimated value. These costs will include any agent discount and selling concessions and the cost of hedging our obligations under the securities through one or more hedge counterparties (which may be one or more of our affiliates or an agent or its affiliates). Such hedging cost includes our or our hedge counterparty’s expected cost of providing such hedge, as well as the profit we or our hedge counterparty expect to realize in consideration for assuming the risks inherent in providing such hedge.

The Terms Of The Securities Are Not Determined By Reference To The Credit Spreads For Our Conventional Fixed-Rate Debt.

To determine the terms of the securities, we use an internal funding rate that represents a discount from the credit spreads for our conventional fixed-rate debt. As a result, the terms of the securities are less favorable to you than if we had used a higher funding rate.

The Estimated Value Of The Securities Is Not An Indication Of The Price, If Any, At Which WFS Or Any Other Person May Be Willing To Buy The Securities From You In The Secondary Market.

Our initial estimated value of the securities is derived using our internal pricing models. This value is based on market conditions and other relevant factors, which include volatility of the Underlier, dividend rates and interest rates. Different pricing models and assumptions, including those used by the agent, its affiliates or other market participants, could provide values for the securities that are greater than or less than our initial estimated value. In addition, market conditions and other relevant factors after the pricing date are expected to change, possibly rapidly, and our assumptions may prove to be incorrect. After the pricing date, the value of the securities could change dramatically due to changes in market conditions, our creditworthiness, and the other factors discussed in the next risk factor. These changes are likely to impact the price, if any, at which WFS or its affiliates or any other party (including us or our affiliates) would be willing to purchase the securities from you in any secondary market transactions. Our initial estimated value does not represent a minimum price at which WFS or any other party (including us or our affiliates) would be willing to buy your securities in any secondary market at any time.

PRS-11

Market Linked Securities—Auto-Callable with Contingent Coupon and Contingent Downside Principal at Risk Securities Linked to the Class A Common Stock of Atlassian Corporation due April 1, 2027

WFS has advised us that if it, WFA or any of their affiliates makes a secondary market in the securities at any time, the secondary market price offered by it, WFA or any of their affiliates will be affected by changes in market conditions and other factors described in the next risk factor. WFS has advised us that if it, WFA or any of their affiliates makes a secondary market in the securities at any time up to the issue date or during the 3-month period following the issue date, the secondary market price offered by it, WFA or any of its affiliates will be increased by an amount reflecting a portion of the costs associated with selling, structuring and hedging the securities that are included in their original offering price. Because this portion of the costs is not fully deducted upon issuance, WFS has advised us that any secondary market price it, WFA or any of their affiliates offers during this period will be higher than it otherwise would be after this period, as any secondary market price offered after this period will reflect the full deduction of the costs as described above. WFS has advised us that the amount of this increase in the secondary market price will decline steadily to zero over this 3-month period. WFS has advised us that, if you hold the securities through an account with WFS, WFA or any of their affiliates, WFS expects that this increase will also be reflected in the value indicated for the securities on your brokerage account statement. If you hold your securities through an account at a broker-dealer other than WFS, WFA or any of their affiliates, the value of the securities on your brokerage account statement may be different than if you held your securities at WFS, WFA or any of their affiliates.

The Value Of The Securities Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.

The value of the securities prior to stated maturity will be affected by the then-current value of the Underlier, interest rates at that time and a number of other factors, some of which are interrelated in complex ways. The effect of any one factor may be offset or magnified by the effect of another factor. The following factors, which are described in more detail in the accompanying product supplement, are expected to affect the value of the securities: performance of the Underlier; interest rates; volatility of the Underlier; time remaining to maturity; and dividend yields on the Underlier. When we refer to the “value” of your securities, we mean the value you could receive for your securities if you are able to sell them in the open market before the stated maturity date.

In addition to these factors, the value of the securities will be affected by actual or anticipated changes in our creditworthiness. The value of the securities will also be limited by the automatic call feature because if the securities are automatically called, you will not receive the contingent coupon payments that would have accrued, if any, had the securities been called on a later calculation day or held until the stated maturity date. You should understand that the impact of one of the factors specified above, such as a change in interest rates, may offset some or all of any change in the value of the securities attributable to another factor, such as a change in the value of the Underlier. Because numerous factors are expected to affect the value of the securities, changes in the value of the Underlier may not result in a comparable change in the value of the securities.

The Securities Will Not Be Listed On Any Securities Exchange And We Do Not Expect A Trading Market For The Securities To Develop.

The securities will not be listed or displayed on any securities exchange. Although the agent and/or its affiliates may purchase the securities from holders, they are not obligated to do so and are not required to make a market for the securities. There can be no assurance that a secondary market will develop. Because we do not expect that any market makers will participate in a secondary market for the securities, the price at which you may be able to sell your securities is likely to depend on the price, if any, at which the agent is willing to buy your securities. If a secondary market does exist, it may be limited. Accordingly, there may be a limited number of buyers if you decide to sell your securities prior to stated maturity. This may affect the price you receive upon such sale. Consequently, you should be willing to hold the securities to stated maturity.

Risks Relating To The Underlier

Any Payments On The Securities And Whether The Securities Are Automatically Called Will Depend Upon The Performance Of The Underlier And Therefore The Securities Are Subject To The Following Risks, Each As Discussed In More Detail In The Accompanying Product Supplement.

•	Investing In The Securities Is Not The Same As Investing In The Underlier. Investing in the securities is not equivalent to investing in the Underlier. As an investor in the securities, your return will not reflect the return you would realize if you actually owned and held the Underlier for a period similar to the term of the securities because you will not receive any dividend payments, distributions or any other payments paid on the Underlier. As a holder of the securities, you will not have any voting rights or any other rights that holders of the Underlier would have.

•	Historical Values Of The Underlier Should Not Be Taken As An Indication Of The Future Performance Of The Underlier During The Term Of The Securities.

•	The Securities May Become Linked To The Common Stock Of A Company Other Than The Original Underlying Stock Issuer.

•	We Cannot Control Actions By The Underlying Stock Issuer.

•	We And Our Affiliates Have No Affiliation With The Underlying Stock Issuer And Have Not Independently Verified Its Public Disclosure Of Information.

•	You Have Limited Anti-dilution Protection.

PRS-12

Market Linked Securities—Auto-Callable with Contingent Coupon and Contingent Downside Principal at Risk Securities Linked to the Class A Common Stock of Atlassian Corporation due April 1, 2027

The Securities Will Be Subject To Single Stock Risk.

The value of the Underlier can rise or fall sharply due to factors specific to the Underlier, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and prices, interest rates and economic and political conditions.

Risks Relating To Conflicts Of Interest

Our Economic Interests And Those Of Any Dealer Participating In The Offering Are Potentially Adverse To Your Interests.

You should be aware of the following ways in which our economic interests and those of any dealer participating in the distribution of the securities, which we refer to as a “participating dealer,” are potentially adverse to your interests as an investor in the securities. In engaging in certain of the activities described below and as discussed in more detail in the accompanying product supplement, our affiliates or any participating dealer or its affiliates may take actions that may adversely affect the value of and your return on the securities, and in so doing they will have no obligation to consider your interests as an investor in the securities. Our affiliates or any participating dealer or its affiliates may realize a profit from these activities even if investors do not receive a favorable investment return on the securities.

•	The calculation agent is our affiliate and may be required to make discretionary judgments that affect the return you receive on the securities. BMOCM, which is our affiliate, will be the calculation agent for the securities. As calculation agent, BMOCM will determine any values of the Underlier and make any other determinations necessary to calculate any payments on the securities. In making these determinations, BMOCM may be required to make discretionary judgments that may adversely affect any payments on the securities. See the sections entitled “General Terms of the Securities—Certain Terms for Securities Linked to an Underlying Stock—Market Disruption Events” and “—Adjustment Events” in the accompanying product supplement. In making these discretionary judgments, the fact that BMOCM is our affiliate may cause it to have economic interests that are adverse to your interests as an investor in the securities, and BMOCM’s determinations as calculation agent may adversely affect your return on the securities.

•	The estimated value of the securities was calculated by us and is therefore not an independent third-party valuation.

•	Research reports by our affiliates or any participating dealer or its affiliates may be inconsistent with an investment in the securities and may adversely affect the value of the Underlier.

•	Business activities of our affiliates or any participating dealer or its affiliates with the Underlying Stock Issuer may adversely affect the value of the Underlier.

•	Hedging activities by our affiliates or any participating dealer or its affiliates may adversely affect the value of the Underlier.

•	Trading activities by our affiliates or any participating dealer or its affiliates may adversely affect the value of the Underlier.

•	A participating dealer or its affiliates may realize hedging profits projected by its proprietary pricing models in addition to any selling concession and/or other fee, creating a further incentive for the participating dealer to sell the securities to you.

PRS-13

Market Linked Securities—Auto-Callable with Contingent Coupon and Contingent Downside Principal at Risk Securities Linked to the Class A Common Stock of Atlassian Corporation due April 1, 2027

Hypothetical Returns

If the securities are automatically called:

If the securities are automatically called prior to stated maturity, you will receive the face amount of your securities plus a final contingent coupon payment on the call settlement date. In the event the securities are automatically called, your total return on the securities will equal any contingent coupon payments received prior to the call settlement date and the contingent coupon payment received on the call settlement date.

If the securities are not automatically called:

If the securities are not automatically called prior to stated maturity, the following table illustrates, for a range of hypothetical performance factors, the hypothetical maturity payment amount payable at stated maturity per security (excluding the final contingent coupon payment, if otherwise payable). The performance factor is the ending value expressed as a percentage of the starting value (i.e., the ending value divided by the starting value).

Hypothetical Performance Factor	Hypothetical Maturity Payment Amount per Security

175.00%	$1,000.00
160.00%	$1,000.00
150.00%	$1,000.00
140.00%	$1,000.00
130.00%	$1,000.00
120.00%	$1,000.00
110.00%	$1,000.00
100.00%	$1,000.00
90.00%	$1,000.00
80.00%	$1,000.00
70.00%	$1,000.00
60.00%	$1,000.00
59.00%	$590.00
50.00%	$500.00
40.00%	$400.00
30.00%	$300.00
25.00%	$250.00
0.00%	$0.00

The above figures do not take into account contingent coupon payments, if any, received during the term of the securities. As evidenced above, in no event will you have a positive rate of return based solely on the maturity payment amount received at maturity; any positive return will be based solely on the contingent coupon payments, if any, received during the term of the securities.

The above figures are for purposes of illustration only and may have been rounded for ease of analysis. If the securities are not automatically called prior to the stated maturity date, the actual amount you will receive at stated maturity will depend on the actual ending value.

PRS-14

Market Linked Securities—Auto-Callable with Contingent Coupon and Contingent Downside Principal at Risk Securities Linked to the Class A Common Stock of Atlassian Corporation due April 1, 2027

Hypothetical Contingent Coupon Payments

Set forth below are examples that illustrate how to determine whether a contingent coupon payment will be paid and whether the securities will be automatically called, if applicable, on a contingent coupon payment date prior to the stated maturity date. The following examples assume the securities are subject to automatic call on the applicable calculation day. The following examples assume the hypothetical starting value, coupon threshold value and closing values indicated in the examples. The terms used for purposes of these hypothetical examples do not represent the actual starting value or coupon threshold value. The hypothetical starting value of $100.00 has been chosen for illustrative purposes only and does not represent the actual starting value. The actual starting value and coupon threshold value are set forth under “Terms of the Securities” above. For actual historical data of the Underlier, see the historical information set forth herein. These examples are for purposes of illustration only and the values used in the examples may have been rounded for ease of analysis.

Example 1. The closing value of the Underlier on the relevant calculation day is greater than or equal to the coupon threshold value and less than the starting value. As a result, investors receive a contingent coupon payment on the applicable contingent coupon payment date and the securities are not automatically called:

The Underlier
Hypothetical starting value:	$100.00
Hypothetical closing value on the relevant calculation day:	$90.00
Hypothetical coupon threshold value:	$60.00

Since the hypothetical closing value of the Underlier on the relevant calculation day is greater than or equal to the hypothetical coupon threshold value, but less than the hypothetical starting value, you would receive a contingent coupon payment on the applicable contingent coupon payment date and the securities would not be automatically called. The contingent coupon payment would be equal to $14.00 per security, determined as follows: (i) $1,000 multiplied by 16.80% per annum divided by (ii) 12, rounded to the nearest cent.

Example 2. The closing value of the Underlier on the relevant calculation day is less than the coupon threshold value. As a result, investors do not receive a contingent coupon payment on the applicable contingent coupon payment date and the securities are not automatically called:

The Underlier
Hypothetical starting value:	$100.00
Hypothetical closing value on the relevant calculation day:	$59.00
Hypothetical coupon threshold value:	$60.00

Since the hypothetical closing value of the Underlier on the relevant calculation day is less than the hypothetical coupon threshold value, you would not receive a contingent coupon payment on the applicable contingent coupon payment date, and the securities would not be automatically called.

Example 3. The closing value of the Underlier on the relevant calculation day is greater than or equal to the starting value. As a result, the securities are automatically called on the applicable contingent coupon payment date for the face amount plus a final contingent coupon payment:

The Underlier
Hypothetical starting value:	$100.00
Hypothetical closing value on the relevant calculation day:	$115.00
Hypothetical coupon threshold value:	$60.00

Since the hypothetical closing value of the Underlier on the relevant calculation day is greater than or equal to the hypothetical starting value, the securities would be automatically called and you would receive the face amount plus a final contingent coupon payment on the applicable contingent coupon payment date, which is also referred to as the call settlement date. On the call settlement date, you would receive $1,014.00 per security.

You will not receive any further payments after the call settlement date.

PRS-15

Market Linked Securities—Auto-Callable with Contingent Coupon and Contingent Downside Principal at Risk Securities Linked to the Class A Common Stock of Atlassian Corporation due April 1, 2027

Hypothetical Payment at Stated Maturity

Set forth below are examples of calculations of the maturity payment amount payable at stated maturity, assuming that the securities have not been automatically called prior to the stated maturity date and assuming the hypothetical starting value, coupon threshold value, downside threshold value and ending values indicated in the examples. The terms used for purposes of these hypothetical examples do not represent the actual starting value, coupon threshold value or downside threshold value. The hypothetical starting value of $100.00 has been chosen for illustrative purposes only and does not represent the actual starting value. The actual starting value, coupon threshold value and downside threshold value are set forth under “Terms of the Securities” above. For actual historical data of the Underlier, see the historical information set forth herein. These examples are for purposes of illustration only and the values used in the examples may have been rounded for ease of analysis.

Example 1. The ending value is greater than the starting value. As a result, the maturity payment amount is equal to the face amount of your securities and you receive a final contingent coupon payment:

The Underlier
Hypothetical starting value:	$100.00
Hypothetical ending value:	$145.00
Hypothetical coupon threshold value:	$60.00
Hypothetical downside threshold value:	$60.00
Performance factor:	145.00%

Since the hypothetical ending value is greater than the hypothetical downside threshold value, the maturity payment amount would equal the face amount. Although the hypothetical ending value is significantly greater than the hypothetical starting value in this scenario, the maturity payment amount will not exceed the face amount.

In addition to any contingent coupon payments received during the term of the securities, on the stated maturity date you would receive $1,000 per security. In addition, because the hypothetical ending value is greater than the hypothetical coupon threshold value, you would receive a final contingent coupon payment on the stated maturity date.

Example 2. The ending value is less than the starting value but greater than the coupon threshold value and the downside threshold value. As a result, the maturity payment amount is equal to the face amount of your securities and you will receive a final contingent coupon payment:

The Underlier
Hypothetical starting value:	$100.00
Hypothetical ending value:	$90.00
Hypothetical coupon threshold value:	$60.00
Hypothetical downside threshold value:	$60.00
Performance factor:	90.00%

Since the hypothetical ending value is less than the hypothetical starting value, but not by more than 40%, you would receive the face amount of your securities at maturity.

In addition to any contingent coupon payments received during the term of the securities, on the stated maturity date you would receive $1,000 per security. In addition, because the hypothetical ending value is greater than the hypothetical coupon threshold value, you would receive a final contingent coupon payment on the stated maturity date.

PRS-16

Market Linked Securities—Auto-Callable with Contingent Coupon and Contingent Downside Principal at Risk Securities Linked to the Class A Common Stock of Atlassian Corporation due April 1, 2027

Example 3. The ending value is less than the downside threshold value. As a result, the maturity payment amount is less than the face amount of your securities and you do not receive a contingent coupon payment at maturity:

The Underlier
Hypothetical starting value:	$100.00
Hypothetical ending value:	$45.00
Hypothetical coupon threshold value:	$60.00
Hypothetical downside threshold value:	$60.00
Performance factor:	45.00%

Since the hypothetical ending value of the Underlier on the final calculation day is less than the hypothetical starting value by more than 40%, you would lose a portion of the face amount of your securities and receive the maturity payment amount equal to $450.00 per security, calculated as follows:

= $1,000 × performance factor

= $1,000 × 45.00%

= $450.00

In addition to any contingent coupon payments received during the term of the securities, on the stated maturity date you would receive $450.00 per security. Because the hypothetical ending value is less than the hypothetical coupon threshold value, you would not receive a final contingent coupon payment on the stated maturity date.

These examples illustrate that you will not participate in any appreciation of the Underlier, but will be fully exposed to a decrease in the Underlier if the ending value is less than the downside threshold value.

To the extent that the starting value, coupon threshold value, downside threshold value and ending value differ from the values assumed above, the results indicated above would be different.

PRS-17

Market Linked Securities—Auto-Callable with Contingent Coupon and Contingent Downside Principal at Risk Securities Linked to the Class A Common Stock of Atlassian Corporation due April 1, 2027

The Underlier

The Underlier is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information provided to or filed with the SEC by the issuer of the Underlier can be located on a website maintained by the SEC at https://www.sec.gov by reference to that issuer’s SEC file number provided below. Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement. We have not independently verified the accuracy or completeness of the information contained in outside sources.

According to publicly available information, Atlassian Corporation provides cloud-based team-collaboration software that connects software teams, IT operations and support, leadership, and business teams through a portfolio of interconnected apps, AI agents and Collections built on its Atlassian Cloud Platform.

The issuer of the Underlier’s SEC file number is 001-37651. The Underlier is listed on The Nasdaq Global Select Market under the ticker symbol “TEAM.”

Historical Information

We obtained the closing prices of the Underlier in the graph below from Bloomberg Finance L.P. (“Bloomberg”), without independent verification. The historical prices below may have been adjusted by Bloomberg to reflect any stock splits, reverse stock splits or other corporate transactions.

The following graph sets forth daily closing prices of the Underlier for the period from January 2, 2020 to September 26, 2025. The closing price on September 26, 2025 was $166.65. The historical performance of the Underlier should not be taken as an indication of its future performance during the term of the securities.

PRS-18

Market Linked Securities—Auto-Callable with Contingent Coupon and Contingent Downside Principal at Risk Securities Linked to the Class A Common Stock of Atlassian Corporation due April 1, 2027

United States Federal Income Tax Considerations

Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the securities due to the lack of governing authority, in the opinion of our counsel Davis Polk & Wardwell LLP, under current law, and based on current market conditions, it is reasonable to treat a security as a single prepaid financial contract with associated coupons for U.S. federal income tax purposes. Assuming this treatment of the securities is respected, the tax consequences are as outlined in the discussion under “United States Federal Income Tax Considerations—Tax Consequences to U.S. Holders—Securities Treated as Prepaid Financial Contracts with Associated Coupons” in the accompanying product supplement.

We do not plan to request a ruling from the Internal Revenue Service (the “IRS”) regarding the treatment of the securities. If the IRS were successful in asserting an alternative treatment of the securities, the tax consequences of the ownership and disposition of the securities, including the timing and character of income recognized by U.S. investors, might be materially and adversely affected. For example, under one alternative characterization the securities may be treated as contingent payment debt instruments, which would require U.S. investors to accrue income periodically based on a “comparable yield” and generally would require non-U.S. investors to certify their non-U.S. status on an IRS Form W-8 to avoid a 30% (or a lower treaty rate) U.S. withholding tax. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Non-U.S. Holders. The U.S. federal income tax treatment of the coupons is unclear. We intend to withhold on any coupon paid to a Non-U.S. Holder, generally at a rate of 30% or at a reduced rate specified by an applicable income tax treaty under an “other income” or similar provision. In order to claim an exemption from, or a reduction in, the 30% withholding under an applicable treaty, you will need to comply with certification requirements to establish that you are not a U.S. person and are eligible for such an exemption or reduction under an applicable tax treaty. You should consult your tax advisor regarding the tax treatment of the securities, including the possibility of obtaining a refund of all or a portion of any amounts withheld.

As discussed in the accompanying product supplement, Section 871(m) of the Code and the Treasury regulations thereunder (“Section 871(m)”) generally impose a 30% (or lower treaty rate) withholding tax on “dividend equivalents” paid or deemed paid to non-U.S. investors with respect to certain financial instruments linked to equities that could pay U.S.-source dividends for U.S. federal income tax purposes (“underlying securities”), as defined under the applicable Treasury regulations, or indices that include underlying securities. Section 871(m) generally applies to financial instruments that substantially replicate the economic performance of one or more underlying securities, as determined based on tests set forth in the applicable Treasury regulations. Pursuant to an IRS notice, Section 871(m) will not apply to securities issued before January 1, 2027 that do not have a delta of one with respect to any underlying security. Based on our determination that the securities do not have a delta of one with respect to any underlying security, the securities should not be subject to Section 871(m). Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an underlying security. You should consult your tax advisor regarding the potential application of Section 871(m) to the securities.

If withholding is required, we will not be required to pay any additional amounts with respect to the amounts so withheld.

Both U.S. and non-U.S. investors considering an investment in the securities should read the discussion under “United States Federal Income Tax Considerations” in the accompanying product supplement and consult their tax advisors regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities, including possible alternative treatments, and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

PRS-19

Market Linked Securities—Auto-Callable with Contingent Coupon and Contingent Downside Principal at Risk Securities Linked to the Class A Common Stock of Atlassian Corporation due April 1, 2027

Validity of the Securities

In the opinion of Osler, Hoskin & Harcourt LLP, the issue and sale of the securities has been duly authorized by all necessary corporate action of the Bank of Montreal in conformity with the indenture, and when this pricing supplement has been attached to, and duly notated on, the master note that represents the securities, the securities will have been validly executed, authenticated, issued and delivered, to the extent that validity of the securities is a matter governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein and will be valid obligations of the Bank of Montreal, subject to the following limitations (i) the enforceability of the indenture may be limited by the Canada Deposit Insurance Corporation Act (Canada), the Winding-up and Restructuring Act (Canada) and bankruptcy, insolvency, reorganization, receivership, moratorium, arrangement or winding-up laws or other similar laws affecting the enforcement of creditors’ rights generally; (ii) the enforceability of the indenture may be limited by equitable principles, including the principle that equitable remedies such as specific performance and injunction may only be granted in the discretion of a court of competent jurisdiction; (iii) pursuant to the Currency Act (Canada) a judgment by a Canadian court must be awarded in Canadian currency and that such judgment may be based on a rate of exchange in existence on a day other than the day of payment; and (iv) the enforceability of the indenture will be subject to the limitations contained in the Limitations Act, 2002 (Ontario), and such counsel expresses no opinion as to whether a court may find any provision of the indenture to be unenforceable as an attempt to vary or exclude a limitation period under that Act. This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and the federal laws of Canada applicable therein. In addition, this opinion is subject to certain assumptions about (i) the trustees’ authorization, execution and delivery of the indenture, (ii) the genuineness of signatures and (iii) certain other matters, all as stated in the letter of such counsel dated March 25, 2025, which has been filed as Exhibit 5.3 to Bank of Montreal’s Form 6-K filed with the SEC and dated March 25, 2025.

In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to the Bank of Montreal, when the securities offered by this pricing supplement have been issued by the Bank of Montreal pursuant to the indenture, the trustee has made the appropriate entries or notations to the master global note that represents such securities (the “master note”), and such securities have been delivered against payment as contemplated herein, such securities will be valid and binding obligations of the Bank of Montreal, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith) and possible judicial or regulatory actions or applications giving effect to governmental actions or foreign laws affecting creditors’ rights, provided that such counsel expresses no opinion as to (i) the enforceability of any waiver of rights under any usury or stay law; or (ii) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as the foregoing opinion involves matters governed by the laws of the Provinces of Ontario and Québec and the federal laws of Canada, you have received, and we understand that you are relying upon, the opinion of Osler, Hoskin & Harcourt LLP, Canadian counsel for the Bank of Montreal, set forth above. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and the authentication of the master note and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the opinion of Davis Polk & Wardwell LLP dated March 25, 2025, which has been filed as an exhibit to Bank of Montreal’s report on Form 6-K filed with the SEC on March 25, 2025.

PRS-20